Exhibit 99.1

    Journal of Invasive Cardiology Publishes New Results on Use of the Possis
                AngioJet(R) System in High-Risk Coronary Patients

     MINNEAPOLIS--(BUSINESS WIRE)--June 28, 2006--

             Findings Conclude AngioJet Thrombectomy in Heart Attack
               Patients is Safe and May Improve Clinical Outcomes

     Possis Medical, Inc. (NASDAQ:POSS) today announced that important new observational studies of its AngioJet(R) Thrombectomy System for treating heart attack patients are being published as a supplement to the July issue of The Journal of Invasive Cardiology. The supplement details "real-world" results from five patient registries presented by a Panel of leading interventional cardiologists during the March 2006 annual convention of the American College of Cardiology (ACC) in Atlanta.
     These registry results led the Panel to conclude in part that "use of the AngioJet with primary percutaneous catheter-based intervention (PCI) is safe and suggest that the AngioJet may improve procedural and clinical outcomes in a broad spectrum of real-world ST-elevation myocardial infarction (STEMI) patients treated with primary PCI."
     "The patient registries highlighted in this supplement show the effectiveness and safety of using AngioJet to treat heart attack patients with large thrombus," said Robert G. Dutcher, CEO of Possis Medical. "This is an important step in helping physicians understand the clinical value AngioJet brings to the treatment of coronary thrombus in a variety of settings."
     The interventional cardiologists comprising the Panel include: Dr. Georgios Sianos, Thoraxcenter, Rotterdam, The Netherlands; Dr. Samin Sharma, Mount Sinai Hospital, New York City; Dr. Ray Matthews, Good Samaritan Hospital, Los Angeles; Dr. Simon Dixon, Beaumont Hospital, Royal Oak, Mich.; Dr. Charles Simonton, Carolinas Heart Institute, Charlotte, North Carolina; and Dr. David Antoniucci, Careggi Institute, Florence, Italy. The Panel was co-moderated by Dr. Donald Baim, Brigham and Women's Hospital and Harvard Medical School, Boston, Mass., and Dr. Bruce Brodie, Moses Cone Heart and Vascular Center, Greensboro, North Carolina.
     Writing in the supplement, the Panel also commented on the favorable results of these registries compared to the AiMI trial results announced in 2004: "In the AiMI trial, the mortality and major adverse cardiac events (MACE) rates were higher with rheolytic thrombectomy than with the control. However, the study was not powered to detect differences in clinical events, so the findings were quite surprising. The differences in mortality were not due to a high mortality in the AngioJet arm, but rather to an unexpectedly low mortality in the control arm (0.8%, lower than any previously reported primary PCI trial). The data and safety monitoring committee reviewed the deaths in the trial and did not find that any of the deaths were directly attributed to device use. Based on these considerations and the results of the five registries (presented at the Panel), all of which found equivalent or lower mortality and MACE rates with AngioJet, it does not appear that safety is an issue with the AngioJet."
     Dutcher noted another possible benefit of this and other recently reported clinical experience with AngioJet to treat coronary thrombus. "In a June 22 article, the Wall Street Journal reported that some U.S. hospitals are decreasing their use of drug-eluting stents because of rising concern over rates of late stent thrombosis among patients who receive them. The important work by Dr. Sianos which he recently presented at the May EuroPCR conference in Paris, and which we announced in a May 18 press release, shows that AngioJet thrombectomy before treatment with drug-eluting stents in heart attack patients presenting with large thrombus markedly reduces the observed incidence of stent rethrombosis in follow-up out to two years."
     Concluded Dutcher, "We expect that these results, coupled with this new Supplement's conclusion that AngioJet may be safely used in such patients, should further build the confidence of our cardiology customers, and will, in combination with additional new clinical science and our upcoming JETSTENT trial, further position AngioJet and Possis Medical for long-term success."

     About Possis Medical, Inc.

     Possis Medical, Inc., develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The AngioJet(R) Rheolytic(TM) Thrombectomy System is marketed in the United States for blood clot removal from native coronary arteries, leg arteries, coronary bypass grafts and AV dialysis access grafts.

     Certain statements in this press release constitute "forward-looking statements" within the meaning of Federal Securities Laws. Some of these statements relate to clinical initiatives and the continuing impact from the results of the AiMI trial. These statements are based on our current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements, such as, the effectiveness of our sales and marketing efforts in re-establishing coronary product usage and our ability to generate suitable clinical registry data to support growing use of the AngioJet in coronary applications. A discussion of these and other factors that could impact the Company's future results are set forth in the cautionary statements included in the Company's Form 10-K for the year ended July 31, 2005, filed with the Securities and Exchange Commission.


     CONTACT: Possis Medical, Inc.
              Jules L. Fisher, 763-450-8011
              Jules.Fisher@possis.com